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                                                                    EXHIBIT 12.1

                 TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                                                    FOR THE THREE
                                                                                                     MONTHS ENDED
                                                          FOR THE YEARS ENDED MAY 31,                 AUGUST 31,
                                                ------------------------------------------------  ------------------
                                                  1991      1992      1993      1994      1995      1994      1995
                                                --------  --------  --------  --------  --------  --------  --------
EARNINGS FROM CONTINUING OPERATIONS
Income before income taxes....................  $  245.1  $  359.2  $  418.6  $  359.9  $  329.4  $  107.0  $  228.9
Less:
  Equity in earnings of unconsolidated
   affiliates.................................       5.3       6.7      12.5      23.8      28.4       6.3       6.9
Add:
  Cash dividends received.....................     --        --        --           .2       8.3        .9       1.1
  Portion of rents representative of
   interest...................................      31.8      35.5      35.8      30.7      35.0       6.7      13.5
  Interest, net of capitalized portion........     123.9      89.4      75.3      70.0     138.1      17.7      77.2
  Amortization of previously capitalized
   interest...................................       3.0       3.4       3.6       3.8       4.0        .9       1.0
                                                --------  --------  --------  --------  --------  --------  --------
Earnings, as adjusted.........................  $  398.5  $  480.8  $  520.8  $  440.8  $  486.4  $  126.9  $  314.8
                                                --------  --------  --------  --------  --------  --------  --------
                                                --------  --------  --------  --------  --------  --------  --------
FIXED CHARGES:
Interest, net of capitalized portion..........  $  123.9  $   89.4  $   75.3  $   70.0  $  138.1  $   17.7  $   77.2
Capitalized interest..........................      16.9      11.0       9.0       3.7       6.2       1.1       2.0
Portion of rents representative of interest...      31.8      35.5      35.8      30.7      35.0       6.7      13.5
                                                --------  --------  --------  --------  --------  --------  --------
    Total fixed charges.......................  $  172.6  $  135.9  $  120.1  $  104.4  $  179.3  $   25.5  $   92.7
                                                --------  --------  --------  --------  --------  --------  --------
                                                --------  --------  --------  --------  --------  --------  --------
RATIO OF EARNINGS TO
 FIXED CHARGES................................       2.3x      3.5x      4.3x      4.2x      2.7x      5.0x      3.4x
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